Exhibit 99.1

Xplore Technologies Expands Android Fully Rugged Tablet

Footprint with a Major U.S. Telecommunications Provider

Xplore RangerX Pro fully-rugged tablets deployed for network construction technicians

AUSTIN, Texas – September 9th, 2014 – Xplore Technologies Corp. (NASDAQ: XPLR), manufacturer of the most powerful, longest-lasting, ultra and fully-rugged tablets, announced today that it received an additional order for approximately 1,500 RangerX Pro fully-rugged Android tablets that will be used by a major U.S. telecommunications provider’s field technicians in its construction division.

“We believe that the RangerX Pro fully-rugged Android tablet is the best Android solution in the market today. It is the perfect solution for our customers’ technicians in the field” said Mark Holleran, president and chief operating officer for Xplore Technologies. “This order is a follow on order from an existing telecommunication’s customer and we are pleased to see this key relationship expanding.”

The telecommunications provider selected the fully-rugged RangerX Pro because it increases mobility for its field technicians with battery life of up to 10 hours to maximize time in the field, boosting productivity.

“This order reaffirms Xplore’s decision to expand its product line of ultra-rugged tablets to include fully-rugged products,” said Philip S. Sassower, chairman and chief executive officer for Xplore Technologies. “The RangerX Pro was chosen for its fully-rugged IP65 rating, and at 2.2 pounds field service workers have a versatile device built with Xplore’s proven rugged performance.”

The thin and light RangerX Pro, purchased by the telecommunications company, has optional integrated HDMI-In and Gigabit Ethernet ports enabling the technicians to replace multiple devices previously required to perform daily tasks.

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NEWS: @XploreRuggedPC expands RangerX Pro deployment with second order for major telecomm

Supporting Information

●	For more information on Xplore Technologies: www.xploretech.com
●	For more information on the Xplore RangerX Pro: http://www.xploretech.com/products/rangerx
●	Follow Xplore on Twitter: @XploreRuggedPC

About Xplore Technologies®

Xplore Technologies Corp. has been a leading global provider of fully-rugged tablets since 1998. Xplore tablets are among the most powerful and longest lasting in their class, withstand nearly any hazardous condition or environmental extreme, and feature competitive pricing and significant ROI. The company's products are sold on a global basis, with channel partners in the United States, Canada, Europe and Asia Pacific. Xplore Technologies’ tablets are deployed across a variety of industries and sectors, such as energy, military operations, manufacturing, distribution, public services, public safety, government, and other areas with hazardous work conditions. For more information, visit the Xplore Technologies website at www.xploretech.com.

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Contact Information:

Media Inquiries:	Investor Contact:
Cathy Hut	Chris Schreiber
Xplore Technologies	Taglich Brothers
(512) 485-1105	(917) 445-6207
chut@xploretech.com	cs@taglichbrothers.com